Exhibit 10.2

Charlton Aria Acquisition Corporation

Board of Director Officer Letter

July 22, 2026

Dear [      ],

On behalf of Charlton Aria Acquisition Corporation, a Cayman Islands exempted company (the “Company”), I am pleased to invite you to join the Company’s Board of Directors (the “Board”), effective as of the date hereof (the “Effective Date”). You will serve as a director from the Effective Date until the date upon which you are not re-elected or your earlier removal or resignation.

In consideration of your service on the Board and subject to approval by the Board, you will receive the compensation set forth in Schedule I attached hereto.

The Company will reimburse you for all reasonable travel expenses that you incur in connection with your attendance at meetings of the Board, in accordance with the Company’s expense reimbursement policy as in effect from time to time. In addition, you will receive indemnification as a director of the Company to the maximum extent extended to directors of the Company generally, as set forth in the Company’s memorandum and articles of association, an indemnification agreement between the Company and you (which will be provided to you upon the Effective Date), and any director and officer insurance the Company may have and maintain from time to time.

In accepting this offer, you are representing to us that (i) you do not know of any conflict which would restrict your service on the Board and (ii) you will not provide the Company with any documents, records, or other confidential information belonging to other parties.

This letter sets forth the entire compensation you will receive for your service on the Board. Nothing in this letter should be construed as an offer of employment. If the foregoing terms are agreeable, please indicate your acceptance by signing the letter in the space provided below and returning this letter to the Company.

Sincerely,

Charlton Aria Acquisition Corporation

By:
Name:	Jung Min Lee
Title:	Chief Executive Officer

Accepted and Agreed

Signature:
Name:	[ ]

Schedule I

1.	You will not receive any cash compensation for your service on the Board. Subject to approval by the Board, you may be granted stock-based compensation, the terms of which (including amount, form, and vesting) will be determined by mutual agreement between you and the Company at a later date.